Exhibit 99.1

Arvinas Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Corporate Update

NEW HAVEN, Conn. – March 16, 2020 – Arvinas, Inc. (Nasdaq: ARVN), a clinical-stage biotechnology company creating a new class of drugs based on targeted protein degradation, today reported financial results for the fourth quarter and full year ended December 31, 2019 and provided a corporate update.

“2019 was an exciting year for Arvinas, marked by tremendous clinical and corporate progress. We were delighted to present the first human clinical data from targeted protein degraders along with preclinical data demonstrating the brain-penetrating potential of our PROTAC® protein degraders. These data underscore the potential of our platform to create safe and well-tolerated drugs for the treatment of a variety of life-threatening diseases,” said John Houston, Ph.D., Chief Executive Officer of Arvinas.

Business Highlights and Recent Developments

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Presented initial clinical safety and pharmacokinetic data for ARV-110 (as a treatment for men with metastatic castration-resistant prostate cancer) and ARV-471 (as a therapy for patients with locally advanced or metastatic ER+/HER2- breast cancer). These data showed that ARV-110 and ARV-471 were well-tolerated and safe for further development at the doses disclosed in October 2019. Further, both PROTAC® protein degraders reached exposure levels in human patients that were correlated with tumor inhibition oral regression in preclinical models.

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Closed an underwritten public offering of 5,227,273 shares of common stock at a public offering price of $22.00 per share, including the exercise in full by the underwriters of their option to purchase additional shares of common stock. Arvinas received net proceeds of approximately $107.6 million, after deducting underwriting discounts and commissions and offering expenses.

•	Presented preclinical data demonstrating that oligomer-specific PROTAC® molecules degraded aggregates of human alpha-synuclein in primary rat neurons.

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Announced the appointment of Laurie Smaldone Alsup, M.D., to Arvinas’ board of directors. Dr. Smaldone Alsup currently serves as Chief Scientific Officer and Chief Medical Officer for NDA Group. She brings experience leading commercially successful product approvals and global regulatory strategies that have successfully advanced programs through all stages of clinical development.

Anticipated Milestones and Expectations

•	For the ARV-110 program, Arvinas expects to share Phase 1 dose escalation clinical data in the second quarter of 2020.

•	For the ARV-471 program, Arvinas expects to share Phase 1 dose escalation clinical data in the second half of 2020.

•	In the second half of 2020, Arvinas expects to provide information about the advancement of additional programs in its robust preclinical pipeline.

Financial Guidance

Based on its current operating plan, Arvinas expects its cash, cash equivalents, and marketable securities will be sufficient to fund its planned operating expenses and capital expenditures into 2022.

Full Year and Fourth Quarter Financial Results

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Cash, Cash Equivalents and Marketable Securities Position: As of December 31, 2019, cash, cash equivalents and marketable securities were $280.9 million as compared with $187.8 million as of December 31, 2018. The increase primarily related to net proceeds from a public offering of common stock of $107.6 million, aggregate proceeds of $51.5 million from a collaboration and license agreement with Bayer and the issuance of common stock to Bayer and collaborator milestone and other payments of $7.8 million, partially offset by cash used to fund operations of approximately $67.6 million and cash used to purchase fixed assets and leasehold improvements of $6.2 million. Cash, cash equivalents, and marketable securities increased by $90.4 million in the fourth quarter of 2019. This increase primarily related to net proceeds from a public offering of common stock of $107.6 million and collaborator milestone and other payments of $2.2 million, partially offset by cash used to fund operations of approximately $17.6 million and cash used to purchase fixed assets and leasehold improvements of $1.8 million.

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Research and Development Expenses: Research and development expenses were $67.2 million and $20.4 million for the year and quarter ended December 31, 2019, respectively as compared with $45.2 million and $14.6 million for the year and quarter ended December 31, 2018, respectively. The increase in research and development expenses for the year and quarter primarily related to Arvinas’ continued investment in its platform, exploratory and lead optimization programs and its estrogen receptor (ER) and androgen receptor (AR) clinical development programs.

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General and Administrative Expenses: General and administrative expenses were $27.3 million and $7.3 million for the year and quarter ended December 31, 2019, respectively, as compared with $12.9 million and $5.8 million for the year and quarter ended December 31, 2018, respectively. The increase in general and administrative expenses for the year and quarter primarily related to increasing infrastructure costs and being a public company for a full year in 2019.

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Revenues: Revenue was $43.0 million and $4.9 million for the year and quarter ended December 31, 2019, respectively, as compared with $14.3 million and $3.4 million for the year and quarter ended December 31, 2018, respectively. Revenue for the year ended December 31, 2019 included $24.7 million of revenue recognized from the Arvinas contribution of the license to the joint venture between Bayer and Arvinas to pursue the PROTAC® technology in agricultural applications (the Joint Venture). The remaining revenue of $18.3 million and revenue of $4.9 million for the year and quarter ended December 31, 2019, respectively, was generated from the license and rights to technology fees and research and development activities related to the collaboration and license agreement with Bayer that was initiated in July 2019, the collaboration and license agreement with Pfizer that was initiated in January 2018, and the amended and restated option, license and collaboration agreement with Genentech that was initiated in November 2017.

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Loss from Equity Method Investment: Loss from equity method investment for the year ended December 31, 2019 was $24.7 million, which related to the loss from the equity method investment in the Joint Venture. The loss was generated from the Joint Venture’s expensing the values associated with the contributed intellectual property from the Joint Venture partners.

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Net Loss: Net loss was $70.3 million and $21.0 million for the year and quarter ended December 31, 2019, respectively, as compared with $41.5 million and $16.1 million for the year and quarter ended December 31, 2018, respectively. The increase in net loss for the year and quarter primarily related to Arvinas’ continued investment in its platform, exploratory and lead optimization programs, its ER program, its AR program and increase in general and administrative infrastructure costs related to the first full year as a public company offset by an increase in revenue primarily related to the Bayer collaboration that was initiated in July 2019.

About ARV-110

ARV-110 is an orally bioavailable PROTAC® protein degrader designed to selectively target and degrade the androgen receptor (AR). ARV-110 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer (mCRPC). Arvinas’ Phase 1 trial of ARV-110 will assess its safety, tolerability, and pharmacokinetics, and will also include measures of anti-tumor activity and pharmacodynamic readouts as secondary endpoints.

ARV-110 has demonstrated activity in preclinical models of AR mutation or overexpression, both common mechanisms of resistance to currently available AR-targeted therapies.

About ARV-471

ARV-471 is an orally bioavailable PROTAC® protein degrader designed to specifically target and degrade the estrogen receptor (ER) for the treatment of women with metastatic ER+/HER2- breast cancer. Arvinas’ Phase 1 trial of ARV-471 will assess its safety, tolerability, and pharmacokinetics, and will also include measures of anti-tumor activity and pharmacodynamic readouts as secondary endpoints. In preclinical studies, ARV-471 demonstrated near-complete ER degradation in tumor cells, induced robust tumor shrinkage when dosed as a single agent in multiple ER-driven xenograft models, and showed superior anti-tumor activity when compared to a standard of care agent, fulvestrant, both as a single agent and in combination with a CDK4/6 inhibitor.

About Arvinas

Arvinas is a clinical-stage biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies that degrade disease-causing proteins. Arvinas uses its proprietary technology platform to engineer proteolysis targeting chimeras, or PROTAC® targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. The company has two clinical-stage programs: ARV-110 for the treatment of patients with metastatic castrate-resistant prostate cancer; and ARV-471 for the treatment of patients with ER+/HER2- locally advanced or metastatic breast cancer. For more information, visit www.arvinas.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, including the timing of data from our clinical trials for ARV-110 and ARV-471, the potential advantages and therapeutic potential of our product candidates and the sufficiency of cash resources. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct Phase 1 clinical trials for ARV-110 and ARV-471, complete our clinical trials for our other product candidates, and receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline and other important factors discussed in the “Risk Factors” sections contained in our quarterly and annual reports on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

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Contacts for Arvinas

Investors

Will O’Connor, Stern Investor Relations

ir@arvinas.com

Media

Cory Tromblee, ScientPR

pr@arvinas.com

Arvinas, Inc.

Consolidated Statement of Operations (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$4,893,273	$3,440,165	$42,976,478	$14,323,920
Operating expenses:
Research and development	20,414,783	14,562,299	67,193,830	45,193,830
General and administrative	7,268,390	5,821,445	27,307,162	12,932,168

Total operating expenses	27,683,173	20,383,744	94,500,992	58,125,998

Loss from operations	(22,789,900)	(16,943,579)	(51,524,514)	(43,802,078)
Interest and other income	1,742,184	855,713	5,907,287	2,321,612
Loss from equity method investment	—	—	(24,675,000)	—

Net loss	(21,047,716)	(16,087,866)	(70,292,227)	(41,480,466)
Change in redemption value of redeemable preferred units	—	—	—	(198,366,756)

Net loss attributable to common units/shares	$(21,047,716)	$(16,087,866)	$(70,292,227)	$(239,847,222)

Net loss per common unit/share, basic and diluted	$(0.56)	$(0.52)	$(2.13)	$(25.45)

Weighted average common units/shares outstanding, basic and diluted	37,338,484	31,098,634	32,927,697	9,422,799

Arvinas, Inc.

Consolidated Balance Sheet (Unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$9,211,057	$3,190,056
Marketable securities	271,661,456	184,637,640
Account receivable	—	2,775,831
Other receivables	6,280,828	2,255,966
Prepaid expenses and other current assets	3,727,294	2,818,286

Total current assets	290,880,635	195,677,779
Property, equipment and leasehold improvements, net	8,455,411	3,583,036
Operating lease right of use assets	2,278,623	—
Other assets	26,757	20,760

Total assets	$301,641,426	$199,281,575

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,556,827	$2,758,184
Accrued expenses	7,602,904	4,001,276
Deferred revenue	19,979,525	16,065,957
Current portion of long-term debt	—	154,461
Current portion of operating lease liability	673,896	—

Total current liabilities	32,813,152	22,979,878
Deferred revenue	38,427,882	37,484,714
Long term debt, net of current portion	2,000,000	2,000,000
Operating lease liability	1,714,111	—
Other non-current liability	—	150,000

Total liabilities	74,955,145	62,614,592

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 38,461,353 and 31,235,458 shares issued and outstanding as of December 31, 2019 and 2018, respectively	38,461	31,236
Accumulated deficit	(372,556,846)	(302,264,619)
Additional paid-in capital	599,097,090	439,118,089
Accumulated other comprehensive loss	107,576	(217,723)

Total stockholders’ equity	226,686,281	136,666,983

Total liabilities and stockholders’ equity	$301,641,426	$199,281,575